Exhibit 99.1

Span-America Reports Improved Fourth Quarter and Fiscal Year 2015 Results

Fourth Quarter Sales Up 36% to $17.7 Million

Net Income Jumps 96% to $1.3 Million, or $0.43 Per Diluted Share

GREENVILLE, S.C.--(BUSINESS WIRE)--November 9, 2015--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported growth in sales and net income for the fourth quarter and fiscal year ended October 3, 2015. Net income for the fourth quarter of fiscal 2015 rose 96% to $1.3 million, or $0.43 per diluted share, compared with $656,000, or $0.22 per diluted share, in the fourth quarter of fiscal 2014. Net sales for the fourth quarter of fiscal 2015 were up 36% to $17.7 million compared with $13.0 million in the fourth quarter of fiscal 2014. For the full year, fiscal 2015 net income increased 54% to $4.0 million, or $1.33 per diluted share, compared with $2.6 million, or $0.87 per diluted share, in fiscal 2014. Fiscal 2015 net sales were up 15% to $64.3 million compared with $55.9 million in fiscal 2014.

“Span-America had a very strong fourth quarter that benefited from increased sales in our medical segment combined with a jump in sales in our custom products segment,” stated Jim Ferguson, president and chief executive officer of Span-America. “Custom products sales doubled to $5.5 million mainly because we regained a major retail customer that we lost to a competitor for part of last fiscal year. We also expect to report significant growth in sales to this customer in the first quarter of fiscal 2016 related to a seasonal promotion that we have previously announced.

“Our medical segment continues to gain momentum with higher sales of our proprietary therapeutic support surfaces and solid growth from Span-Canada, our Canadian subsidiary. The new line of medical beds from Span-Canada, the Encore® bed, has gained traction in U.S. and Canadian markets from customers in the long-term care business and is contributing significantly to our growth in the medical segment.

“Our net income almost doubled this quarter compared with the fourth quarter of last fiscal year due to our solid sales growth across the company. We believe the company’s excellent performance in the fourth quarter highlights our progress in adding new customers and new products to fuel our growth,” stated Ferguson.

Fourth Quarter Results

Sales for the fourth quarter of fiscal 2015 rose 36% to $17.7 million compared with $13.0 million in the fourth quarter of fiscal 2014. The sales increase came from strong volume growth from both our medical and custom products business segments. Sales in the medical segment increased 19% to $12.2 million due to solid growth from our therapeutic support surfaces and our Span-Canada beds and related products. Sales in the custom products segment were up 100% to $5.5 million due to volume growth from our consumer bedding and industrial product lines. Earnings for the fourth quarter of fiscal 2015 rose 96% to $1.3 million, or $0.43 per diluted share, compared with $656,000, or $0.22 per diluted share, in the fourth quarter last year. The increase in earnings was largely due to higher sales volume from most of the major product lines in our medical and custom products business units.

Medical Segment – Total medical sales increased by 19% to $12.2 million in the fourth quarter of fiscal 2015 compared with $10.3 million in the fourth quarter last year. The increase in medical sales came from higher volumes within our therapeutic support surface product lines as well as our Span-Canada beds compared with the fourth quarter last year.

Sales of beds and related products increased by 14% to $2.7 million compared with $2.4 million in the fourth quarter last year. The Span-Canada sales growth was broad-based across our most popular bed products. The Encore® bed, our newest entry for the long-term care bed market, was a sales leader for Span-Canada in the fourth quarter. “Sales of our medical beds showed excellent growth in fiscal 2015 and benefited from the new Encore® bed line as well as increased cross-selling opportunities with our therapeutic support surfaces. The majority of our bed orders are now shipping with therapeutic support surfaces, which we believe adds value for our customers in addition to being good for Span,” stated Ferguson.

Sales of Span-America’s other medical product lines increased by 20% to $9.5 million compared with $7.9 million in the fourth quarter of fiscal 2014. The increase was due to strong volume growth within our therapeutic support surface product line. Sales of therapeutic support surfaces increased by 31% to $6.8 million compared with $5.2 million in the fourth quarter last year. Within the therapeutic support surface group, sales of our non-powered Geo-Mattress® products were up by 15%, and sales of our powered products, including the newest PressureGuard®, Custom Care® and Protocol® products, increased by 43% compared with the fourth quarter last year. Sales of all other pressure management products, including overlays, positioners, seating, skin care and fall protection products, decreased by 1% during the fourth quarter of fiscal 2015 to $2.6 million compared with the fourth quarter of fiscal 2014. The decline in this product group was mainly the result of lower sales of our Risk Manager™ bedside safety mat due to an increased number of competitive products being offered in that market.

Custom Products Segment – Total custom products sales increased by 100% in the fourth quarter to $5.5 million compared with $2.8 million in the fourth quarter last year. Our consumer bedding product line was the major contributor to growth in custom products sales and jumped 143% to $4.6 million compared with $1.9 million in the fourth quarter last year. The consumer sales growth came primarily from a large retail customer that we regained in November 2014 after previously losing the business to a competitor in February 2014.

Sales from our industrial product lines, included within the custom products segment, rose 10% to $982,000 in the fourth quarter of fiscal 2015 compared with $895,000 in the same quarter last year. This marked our ninth consecutive quarterly increase in industrial product line sales, which have benefited from the strong manufacturing economy in our region. Industrial sales growth in the fourth quarter came mostly from new and existing customers in the automotive and packaging markets.

Earnings – Our earnings growth in the fourth quarter was driven by higher sales volumes in the medical and custom products segments and a slightly more profitable sales mix in the medical segment. Total gross profit increased 31% to $5.8 million compared with $4.4 million in the fourth quarter last year, and our gross margin percentage decreased to 32.5% compared with 33.8% in the same quarter last year. The increase in gross profit dollars was the result of higher sales volume during the quarter, and the decrease in gross margin percentage was due mainly to the large increase in consumer sales during the quarter that shifted our overall sales mix toward the lower-margin custom products segment.

Selling and marketing expenses increased by 9% to $2.7 million in the fourth quarter this year due to increased activities related to the higher sales volumes primarily in our medical segment. R&D expenses increased by 3% to $260,000 due to new-product development projects in the medical segment. Administrative expenses increased by 15% to $1.1 million due mostly to a decline in the cash value of corporate-owned life insurance.

Operating income increased by 138% to $1.7 million for the fourth quarter this year compared with $702,000 in the fourth quarter last year. Non-operating income increased to $106,000 in the fourth quarter this year compared with a loss of $17,000 in the same quarter last year due to gains on foreign currency transactions related to our Canadian business. Net income for the fourth quarter increased by 96% to $1.3 million, or $0.43 per diluted share, compared with $656,000, or $0.22 per diluted share, in the fourth quarter last year. The increase in operating income and net income was the result of the growth in sales in the fourth quarter this year compared with the same quarter last year.

Fiscal Year Results

Fiscal 2015 net sales rose 15% to $64.3 million compared with $55.9 million in fiscal 2014. The growth in fiscal 2015 sales came mostly from our medical segment, but we also had solid sales growth from our consumer and industrial product lines, which are part of the custom products segment.

Total medical sales for fiscal 2015 increased by 13% to a record $47.8 million compared with $42.3 million in fiscal 2014. The $5.5 million increase in medical segment sales was about evenly divided between our pressure management products and our Span-Canada beds and related products. Sales in our pressure management product lines increased by 8% during fiscal 2015 to $35.8 million compared with $33.0 million in fiscal 2014. The growth in sales of pressure management products came entirely from our line of therapeutic support surfaces where sales increased by 14% to $25.3 million in fiscal 2015 compared with $22.2 million in fiscal 2014. Sales of Span-Canada’s beds and related products were up 30% to $12.0 million in fiscal 2015 compared with $9.3 million in fiscal 2014.

In the custom products segment, sales rose 22% to $16.5 million in fiscal 2015 compared with $13.5 million in fiscal 2014. Consumer sales for fiscal 2015 increased by 26% to $12.6 million from $10.0 million in fiscal 2014 due primarily to regaining the business of a large retail customer in November 2014 that was lost to a competitor in February 2014. Industrial sales rose 10% to $3.9 million during the 2015 fiscal year compared with $3.5 million in fiscal 2014.

Net income for the full year increased 54% to $4.0 million, or $1.33 per diluted share, in fiscal 2015 compared with $2.6 million, or $0.87 per diluted share, in fiscal 2014. The increase in earnings for fiscal 2015 was the result of strong sales growth and margin improvements within our Span-Canada product lines, solid sales growth from our therapeutic support surfaces and higher sales from our consumer and industrial product lines.

Future Outlook

“We expect solid overall sales growth in the first quarter of fiscal 2016 due mostly to an increase in sales of consumer bedding products,” stated Ferguson. “As we previously announced, we expect growth in first quarter sales due to shipments in November 2015 for a seasonal promotion of consumer products. In the medical segment, we expect sales to be similar to medical sales in the first quarter of fiscal 2015, which was a particularly strong sales quarter in our medical business. Since the consumer promotional products tend to carry a lower margin than usual, we expect first quarter earnings in fiscal 2016 to be similar to those reported in the first quarter of fiscal 2015.

“We remain positive about our outlook for 2016 based on growth trends in our medical and custom products segments. We continue to invest in new product development and are gaining traction with a number of new products that hold potential in the coming year,” concluded Ferguson.

As we reported on October 2, 2015, the company repurchased 261,310 shares of its common stock (approximately 9% of the outstanding shares) from former director Robert B. Johnston and his affiliate, The Jerry Zucker Revocable Trust. The total purchase price of $4.6 million was funded from the company’s cash on hand. However, we expect to use our existing line of credit during the first quarter of fiscal 2016 to fund an increase in inventory related to the large seasonal promotion of consumer bedding products scheduled to ship in November of 2015. We expect the repurchase of these shares to be accretive to our fiscal 2016 earnings per share based on our outlook for the new fiscal year.

Conference Call

The company will conduct a conference call at 10:00 a.m. ET on Tuesday, November 10, 2015, to review the Company’s financial and operating results for the fourth quarter ended October 3, 2015. A live broadcast of the conference call will be available online at www.spanamerica.com under Investor Relations on the About Us tab. The online replay will follow immediately and continue for 30 days.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Encore®, Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding, among other things, our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the inability to achieve anticipated sales growth in the medical and custom products segments, (b) the possibility of a loss of a key customer or distributor for our products, (c) risks related to international operations and foreign currency exchange associated with our Canadian subsidiary, (d) the possibility of having material uncollectible receivables from one or more key customers or distributors, (e) the potential for volatile pricing conditions in the market for polyurethane foam, (f) raw material cost increases, (g) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (h) the potential for lost sales due to competition from low-cost foreign imports, (i) changes in relationships with large customers or key suppliers, (j) uncertainty about whether or not we will continue to be awarded one-time seasonal promotions with major retailers, which can have a large impact on annual revenues and earnings, (k) the impact of competitive products and pricing, (l) government reimbursement changes in the medical market, (m) FDA and Health Canada regulation of medical device manufacturing and (n) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Fiscal Year Ended
	Oct. 3,	Sept. 27,		Oct. 3,	Sept. 27,
	2015	2014	% Chg	2015	2014	% Chg

Net sales	$17,747,229	$13,044,584	36%	$64,314,996	$55,857,375	15%
Cost of goods sold	11,982,666	8,639,110	39%	42,679,013	37,067,737	15%
Gross profit	5,764,563	4,405,474	31%	21,635,983	18,789,638	15%
	32.5%	33.8%		33.6%	33.6%

Selling and marketing expenses	2,698,540	2,464,581	9%	10,789,150	10,088,400	7%
Research and development expenses	259,608	252,080	3%	1,137,334	1,071,583	6%
General and administrative expenses	1,136,026	987,040	15%	4,452,047	4,019,075	11%
	4,094,174	3,703,701	11%	16,378,531	15,179,058	8%

Operating income	1,670,389	701,773	138%	5,257,452	3,610,580	46%
	9.4%	5.4%		8.2%	6.5%
Non-operating income (expense):
Interest expense	-	(3,160)	100%	(6,285)	(12,639)	50%
Other	105,711	(13,711)	871%	414,231	30,826	1244%
Net non-operating income (expense)	105,711	(16,871)	727%	407,946	18,187	2143%

Income before income taxes	1,776,100	684,902	159%	5,665,398	3,628,767	56%

Income taxes	489,000	29,000	1586%	1,672,000	1,038,000	61%
Net income	$1,287,100	$655,902	96%	$3,993,398	$2,590,767	54%
	7.3%	5.0%		6.2%	4.6%

Net income per common share:
Basic	$0.43	$0.22	95%	$1.34	$0.88	53%
Diluted	0.43	0.22	96%	1.33	0.87	53%

Dividends per common share (1)	$0.16	$0.15	7%	$1.61	$0.57	182%

Weighted average shares outstanding:
Basic	2,981,207	2,962,007	1%	2,978,107	2,948,992	1%
Diluted	3,004,802	2,999,958	0%	3,006,082	2,993,333	0%

Supplemental data:
Depreciation expense	$218,667	$221,279	-1%	$865,003	$864,356	0%
Amortization expense	85,567	100,165	-15%	356,775	424,169	-16%

(1) Dividends per common share include a special dividend of $1.00 per share paid on January 7, 2015.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	Oct. 3,	Sept. 27,
	2015	2014
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$1,224,026	$6,865,931
Accounts receivable, net of allowances	7,813,773	5,851,822
Inventories	8,746,039	7,395,955
Deferred income taxes	351,452	271,828
Prepaid expenses	411,528	760,967
Total current assets	18,546,818	21,146,503

Property and equipment, net	4,536,104	4,888,096
Goodwill	3,930,282	4,291,843
Intangibles, net	2,214,762	2,860,260
Other assets	2,953,656	2,660,132
	$32,181,622	$35,846,834

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$4,035,333	$2,477,198
Accrued and sundry liabilities	3,119,973	2,051,662
Total current liabilities	7,155,306	4,528,860

Deferred income taxes	348,479	160,685
Deferred compensation	375,939	457,457
Total long-term liabilities	724,418	618,142

Total liabilities	7,879,724	5,147,002

Shareholders' equity:
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,737,468 (2015) and 2,962,007 (2014)	-	3,064,658
Additional paid-in capital	-	906,834
Retained earnings	26,848,299	27,735,768
Accumulated other comprehensive loss	(2,546,401)	(1,007,428)
Total shareholders' equity	24,301,898	30,699,832

	$32,181,622	$35,846,834

Note: The Balance Sheet at September 27, 2014 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer